EXHIBIT 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
Cawley, Gillespie and Associates, Inc. hereby consents to the use of its name and the information from its reports regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value as of January 1, 2008 in Foothills Resources, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2007, and to the incorporation by reference thereof into Foothills Resources, Inc.’s previously filed Registration Statement No. 333-137925 on Form SB-2, as amended.

CAWLEY, GILLESPIE AND ASSOCIATES, INC.

Ft. Worth, Texas
May 2, 2008